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                                                                    EXHIBIT 99.1


                      DARDEN REPORTS SECOND-QUARTER RESULTS

ORLANDO, FL - Darden Restaurants reported today that actions taken to enhance long-term performance at Red Lobster contributed to a net loss of 7 cents per share for the second fiscal quarter ended November 24, 1996. New menu items, bolder flavors, lower prices and service improvements that provide a better customer experience are all part of the Red Lobster changes. Customer response has been dramatic, with customer traffic counts averaging more than 8% higher than in the prior-year period since these changes were implemented on September
16. The Olive Garden continued its strong performance, logging its ninth consecutive quarter of same-store sales increases.

"I am especially pleased that Red Lobster's customer visits are exceeding our expectations," said Joe Lee, Chairman and Chief Executive Officer. "While we are not pleased with our second-quarter financial performance, we are encouraged with the results of our new strategy. We are committed to providing our guests with great food, service and value, and will make whatever near-term investments are necessary to assure favorable long-term performance."

Darden Restaurant's sales of $748.8 million in the second quarter were up 2.4 percent compared to last year. The second-quarter after tax loss was $11.2 million or 7 cents per share, compared to earnings after tax of $16.3 million or 10 cents per share in the second quarter of fiscal 1996. The second-quarter net loss was caused by reduced operating profits at Red Lobster.

The Olive Garden's results were on target and showed a modest operating profit gain in the second quarter. Red Lobster's loss was caused by a combination of one-time expenses of about $15 million to introduce the new menu and service changes and reduced margins caused by the lower prices and other repositioning actions.

For the first six months of fiscal 1997, sales of $1.6 billion were approximately the same as in the prior year, which included $16 million from the discontinued China Coast operation. After-tax earnings before restructuring charges were $9.3 million or 6 cents per share, down from $ 49.1 million or 31 cents per share in the first half of the prior year. In last year's first quarter, the company recorded a $44.8 million after-tax restructuring charge ($0.28 per share) to discontinue China Coast. Six-month net earnings including this unusual item were $4.3 million or 3 cents per share in fiscal 1996.

Operating Highlights
All cost elements as a percent of sales in the second quarter were affected by Red Lobster's pricing actions. Food and beverage costs for the quarter were 34.5% of sales compared to 33.0% last year because of the strategy to lower check averages and increase portions at Red Lobster. Restaurant labor increased to 33.7% of sales compared to 30.7% last year due to one-time training costs at Red Lobster to launch the new menu, continued wage rate inflation, and higher manager salaries. The Olive Garden also experienced higher training costs to introduce its "Vino Riserva" wine program. Restaurant expenses increased slightly to 16.0% of sales compared to 15.3% last year primarily because of one-time expenses for smallware supplies and maintenance at Red Lobster. As a result of these increased costs, the store-level profit margin decreased to 15.8% in the second quarter of fiscal 1997 compared to 21.0% last year.

The increase in second-quarter selling, general and administrative expenses to 12.5% of sales compared to 12.2% of sales last year, was a result of additional field personnel support for the restaurants and the initial heavy advertising to introduce to customers the changes at Red Lobster.

The effective tax rate for the second quarter of fiscal 1997 was 29.4% compared to 37.2% last year. The estimated effective annual tax rate for fiscal 1997 is approximately 29.0%, which is down from last year's effective tax rate before unusual items of 36.8% because of higher tax credits and lower pretax income for the year.

Division Results
Red Lobster's sales of $437.6 million were roughly the same as in last year's second quarter. Same-store sales in the U.S. were down 3.6% for the entire second quarter, primarily because of sharply lower sales early in September before the new menu was introduced. Because of the one-time costs associated with the new menu roll-out and lower margins, Red Lobster reported an operating loss for the second quarter. Customers responded very favorably to Red Lobster's new menu and service initiatives. Since September 16, customer traffic has averaged more than 8% higher than in the prior year. Because of the lower entree prices and somewhat reduced preference for appetizers and other add-ons, the average customer check also declined by more than 8%, resulting in a very slight decline in same-store sales compared to an industry sample which had a decline of over 3%. Furthermore, overall customer satisfaction, as measured by independent market research surveys, improved by 26%, compared to the first quarter, and the corresponding value rating increased 25%. More importantly, the "intent to return" score increased 28%, confirming a favorable response to the new menu and service initiatives.

 "The second-quarter investment behind new and exciting food, lower prices and extensive store-level training, was critical and marks the beginning of Red Lobster's turnaround" said Jeff O'Hara, President and Chief Operating Officer. "We are very pleased with our customers' response to the changes at Red Lobster as demonstrated by the improvement in the satisfaction, value, and intent to return scores, but more importantly by the very significant increase in customer traffic."

During the second quarter, Red Lobster opened four stores and closed one for a total of 733 stores compared to 710 stores last year. Also, Red Lobster relocated five stores during the quarter, four of which utilized former China Coast sites, and intends to relocate 11 more stores during the remainder of the fiscal year. Also, during the second quarter, 35 restaurants were remodeled with the wharfside decor package at an average cost of under $200,000 each. The balance of restaurants scheduled to be remodeled are expected to be completed by the end of the fiscal year.

The Olive Garden continued its positive momentum in the second quarter as sales increased 6% to $309.6 million. Same-store sales in the U.S. increased 2.5%, marking the ninth consecutive quarter of same-store sales increases. This sales performance compares favorably to a broad-based sample of competitive casual dining companies, as measured by the independent Knapp Track survey, which had a same-store sales decline of about 3% during the most recent quarter. The Olive Garden's second-quarter operating profits were slightly ahead of last year as a result of the successful "Never Ending Pasta Bowl" and "Chicken Alfredo" promotions. Also, The Olive Garden introduced a new wine service program in October where customers pour their own wine and pay on the honor system. This program has shown promising results, has increased overall guest satisfaction and boosted alcoholic beverage sales. During the second quarter, The Olive Garden opened two stores and closed one for a total of 491 restaurants compared to 478 restaurants last year.

The initial Bahama Breeze restaurant in Orlando continues to deliver strong performance. Construction has commenced on a second unit in the Orlando market, with opening planned for May 1997.

Darden Restaurants, with headquarters in Orlando, Florida is the world's largest publicly traded casual dining company, with 1,225 restaurants operating under the Red Lobster, The Olive Garden and Bahama Breeze brands, approximately 115,000 employees and annual sales of $3.2 billion.